Exhibit 99.1

Contact:	Bob Butter
Office: 412-820-1347 / Cell: 412-736-6186
bbutter@tollgrade.com

TOLLGRADE REPORTS FIRST QUARTER 2005 RESULTS

PITTSBURGH, PA – April 20, 2005 — Tollgrade Communications, Inc. (NASDAQ: TLGD) today reported first quarter 2005 revenue and earnings at the lower end of its previous guidance range. The Company said that it recorded revenue of $14,275,000 and a loss of ($0.06) per share for the first quarter ended March 26, 2005. This includes a charge of $775,000 related to the retirement of the Company’s former Chairman and Chief Executive Officer. In comparison, revenue and earnings per share for the first quarter of 2004 were $17,607,000 and $0.08 per share, respectively. Revenue and earnings per share guidance for the first quarter of 2005 that the Company provided on January 26, 2005 indicated sales could range from $14 to $18 million and earnings per share of ($0.08) to $0.05. During the same period, the Company generated $747,000 in operating cash flow.

“Our first quarter was impacted, in large part, by the timing of certain customer projects and sales agreements as opposed to project cancellations or reductions,” said Mark B. Peterson, Tollgrade’s President and Chief Executive Officer. “We are cautiously optimistic that expected first quarter sales that were not achieved during the period will be achieved in future quarters. And, as we focus on current sales opportunities, we are actively evolving our portfolio of solutions to align more closely with the customer’s focus on new network and service platform development,” Peterson added. “We plan to be an active participant in the fundamental network migration currently underway to retain and win broadband customers as we help them maintain the quality of their current network and associated services.”

First Quarter 2005 Revenue Results

Overall sales of cable hardware and software products were $4,796,000 in the first quarter of 2005, compared to $4,922,000 in the first quarter of the prior year. During the first quarter we experienced strong sales from our DOCSIS® certified transponders and we successfully resolved an end user customer’s specification requirements. Shipment and revenue recognition of this product was delayed in the fourth quarter of 2004 pending resolution of these issues. This growth in sales of our DOCSIS certified transponders was offset by a decline in sales of our legacy LIGHTHOUSE® Cable equipment.

Overall sales of the Company’s MCU® products, which extend testability into the POTS network, were $3,378,000 in the first quarter of 2005, compared to $6,992,000 in the corresponding prior year quarter. MCU sales to RBOCs were down over 50% from the comparable period of the prior year, and OEM sales of that product also declined substantially, due to lower overall demand for digital loop carrier systems, and lower levels of POTS testability initiatives. This decline is consistent with our evolving business model.

Sales of LoopCare™ software products separate and unrelated to the Company’s DigiTest® system products were $879,000 in the first quarter of 2005 compared to sales of $1,601,000 in the comparable period of the prior year. The LoopCare software product line, which involves software license fees that are individually significant in amount, typically has long and less predictable sales, purchase approval and acceptance cycles. Consequently, revenue from this product line can fluctuate significantly on a quarter-by-quarter basis.

Total LoopCare software license fees and services revenues, including the separate software products previously discussed, were $2,337,000 in the first quarter of 2005 compared to $3,745,000 in the comparable period of the prior year. One of the Company’s RBOC maintenance agreements has undergone extensive negotiations which have recently concluded. The Company anticipates the agreement will be signed in the second quarter of 2005 and will record cumulative amounts earned under the agreement at that point.

Sales of Tollgrade’s DigiTest system products were $2,858,000 in the first quarter of 2005, compared to $940,000 in the same period of 2004. DigiTest system revenues increased in the first quarter of 2005 compared to the first quarter of 2004, primarily due to CLEC customers continuing to purchase DigiTest products to augment their expanding networks as well as RBOC LTS modernization initiatives and rollout of DSL pre-qualification programs.

First quarter 2005 sales from Services, which include installation oversight and project management services provided to RBOCs and fees for software maintenance, were $2,364,000, down 25% compared to $3,152,000 in the first quarter of the prior year. This decrease was caused by the delayed signing of one RBOC software maintenance agreement as previously discussed.

First Quarter 2005 Financial and Operating Data

Gross profit for the first quarter of 2005 was $6,887,000, a decrease of $3,373,000, or 32.9%, from the first quarter of 2004, resulting primarily from lower MCU and LoopCare software revenues and related maintenance fees in the first quarter of 2005, as well as shipments of DOCSIS certified cable products which carry substantially lower margins than traditional legacy products. As a percentage of sales, gross profit for the first quarter of 2005 was 48.2% versus 58.3% for the prior year quarter. The Company’s gross margin is very sensitive to product sales mix. Although quarter over quarter sales of DigiTest products increased, gross margins declined between quarters on sales of lower margined DOCSIS certified products and lowered sales of both MCU products and LoopCare software and lower maintenance fees.

Overall operating expenses of $8,244,000 for the first quarter of 2005, which includes a $775,000 charge related to the retirement of the former Chairman and CEO, decreased $354,000, or 4.1%, from $8,598,000 in the first quarter of 2004. Excluding the impact of this charge, actual expenses decreased $1,129,000. Selling and marketing expenses in the quarter were $2,238,000, a decrease of $234,000, or 9.5%, from the same period in 2004. This decrease is associated with a decrease in salaries and wages, travel costs and incentive compensation costs in the current period. General and administrative expenses decreased $99,000, or 5.1%, from $1,934,000 in the first quarter of 2004 to $1,835,000 in the same period in 2005. This decrease is primarily attributable to a significant decrease in incentive compensation and in bad debt expenses between periods. Research and development expenses for the first quarter of 2005 were $3,396,000, a decrease of $796,000, or 19.0%, from the first quarter of 2004. The decrease in research and development expense is associated with lower salaries and wages as well as a significant decrease in incentive compensation costs during the current period.

The effective tax rate for the first quarter of 2005 was a benefit of approximately 33.2%, compared to an expense of 38.4% in the prior year quarter. The decrease is directly related to the proportional impact of certain permanent items on the calculation, including those created by tax exempt interest and international sales.

The Company’s order backlog for firm customer purchase orders and signed software maintenance contracts was $14,075,000 as of March 26, 2005, compared to backlog of $14,710,000 as of December 31, 2004. The decrease in the backlog from December 31, 2004 to March 26, 2005 is attributed to lower hardware and software orders, offset by a higher maintenance backlog. The backlog at December 31, 2004 and March 26, 2005 included approximately $5,487,000 and $6,109,000, respectively, related to software maintenance contracts, which is earned and recognized as income on a straight-line basis during the remaining terms of the underlying agreements. At March 26, 2005, the Company had executed maintenance agreements with three of its four RBOC customers. The Company expects to sign the fourth contract during the second quarter of 2005. That portion of the maintenance fee that will not be recorded as revenue upon the signing of the contract will be added to the maintenance backlog when the agreement is signed.

Management expects that approximately 56% of the current total backlog will be recognized as revenue in the second quarter of 2005.

Second Quarter 2005 Outlook

“Regarding our second quarter 2005 outlook, we have a number of projects included in our forecast which are subject to competitive elements, customer budget availability and product acceptances,” said Peterson. “The ongoing expected shift in revenue from historically predictable MCU sales to less predictable and long lead-time broadband system sales will continue to contribute to a rather broad range of revenue and earnings guidance. As a result, we expect revenues in the second quarter, 2005 to range from $14 to $18 million with earnings per share of $(0.03) to $0.09.”

“We made some initial sales in 2004 and in the first quarter of 2005 to Lucent Technologies for deployment of our products into Saudi Arabia under the agreement that we announced late last year. As previously announced, we expect second quarter sequential sales growth related to this contract compared to the first quarter of 2005. However, this is a unique project and requires the support of a number of parties which can impact its progress throughout the year,” continued Peterson.

“In June, we plan to formally launch several new broadband service assurance products at the major telecom and cable trade shows. While customer trials for some of these products will commence in the current quarter, these products are scheduled to be available in the second half of 2005.”

Conference Call and Webcast

A conference call to discuss earnings results for the first quarter of 2005 will be held on Thursday, April 21, 2005 at 9:00 AM, Eastern Time. The telephone number for U.S. participants is 1-800-860-2442 (international: 412-858-4600). Please reference Tollgrade/Peterson to identify the call. The conference call will also be broadcast live over the Internet. To listen to this conference call via the Internet, simply log on to the following URL address: http://phx.corporate-ir.net/playerlink.zhtml?c=80100&s=wm&e=950055.

About Tollgrade

Tollgrade Communications, Inc. is a full-system provider of leading hardware and software testing solutions for the global telecommunications and cable broadband industries. Tollgrade designs, engineers, markets and supports test systems, test access and status monitoring products. The Company, which is headquartered in the Pittsburgh suburb of Cheswick, Pa., recorded 2004 revenues of $62.8 million. The Company’s web address is www.tollgrade.com.

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per-share data)

	Three Months Ended
	March 26, 2005	March 27, 2004
Revenues:
Products	$11,980	$14,455
Services	2,295	3,152

	14,275	17,607

Cost of sales:
Products	6,052	6,014
Services	796	860
Amortization	540	473

	7,388	7,347

Gross profit	6,887	10,260

Operating expenses:
Selling and marketing	2,238	2,472
General and administrative	1,835	1,934
Research and development	3,396	4,192
Retirement Expense	775	—

Total operating expenses	8,244	8,598

(Loss) income from operations	(1,357)	1,662
Other income	263	90

(Loss) income before income taxes	(1,094)	1,752
(Benefit) provision for income taxes	(363)	672

Net (loss) income	$(731)	$1,080

Diluted earnings per-share information:
Weighted average shares of common stock and equivalents:	13,161	13,352

Net (loss) income per common and common equivalent shares	$(0.06)	$0.08

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	March 26, 2005	December 31, 2004
ASSETS

Current assets:
Cash and cash equivalents	$23,134	$32,622
Short-term investments	28,428	18,537
Accounts receivable:
Trade	8,861	10,691
Other	706	106
Inventories	14,110	12,941
Prepaid expenses	1,792	2,543
Deferred and refundable tax assets	2,437	2,107

Total current assets	79,468	79,547

Property and equipment, net	7,514	7,860
Deferred tax assets	227	176
Capitalized software costs, net	5,985	6,453
Intangibles	45,072	45,108
Goodwill	19,340	19,340
Other assets	339	350

Total assets	$157,945	$158,834

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,321	$1,087
Accrued warranty	2,061	2,081
Accrued expenses	2,626	1,772
Accrued salaries and wages	599	718
Accrued royalties payable	153	414
Income taxes payable	181	168
Deferred income	1,287	2,462

Total current liabilities	8,228	8,702

Deferred tax liabilities	2,939	2,623

Total liabilities	11,167	11,325

Total shareholders’ equity	146,778	147,509

Total liabilities and shareholders’ equity	$157,945	$158,834

—More —

TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	March 26, 2005	March 27, 2004

Cash flows from operating activities:
Net (loss) income	$(731)	$1,080
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,194	1,098
Tax benefit from exercise of stock options	—	15
Refund and utilization of income taxes paid	312	273
Deferred income taxes	(377)	280
Provisions for losses on inventory	57	(158)
Provision for allowance for doubtful accounts	(17)	81
Changes in assets and liabilities:
Decrease (increase) in accounts receivable-trade	1,847	(921)
Increase in accounts receivable-other	(600)	(51)
Increase in inventory	(1,226)	(991)
Decrease (increase) in prepaid expenses and other assets	762	(374)
Increase in accounts payable	234	16
(Decrease) increase in accrued warranty	(20)	73
(Decrease) increase in accrued expenses and deferred income	(321)	338
(Decrease) increase in accrued royalties payable	(261)	85
(Decrease) increase in accrued salaries and wages	(119)	83
Increase in income taxes payable	13	375

Net cash provided by operating activities	747	1,302

Cash flows from investing activities:
Purchase of short-term investments	(10,391)	(6,284)
Redemption/maturity of short-term investments	500	1,509
Capital expenditures, including capitalized software	(344)	(487)

Net cash used in investing activities	(10,235)	(5,262)

Cash flows from financing activities:
Proceeds from exercise of stock options	—	33

Net cash provided by financing activities	—	33

Net decrease in cash and cash equivalents	(9,488)	(3,927)
Cash and cash equivalents at beginning of period	32,622	31,060

Cash and cash equivalents at end of period	$23,134	$27,133

Forward-Looking Statements
The statements contained in this release which are not historical facts are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which may be expressed in a variety of ways, including the use of forward-looking terminology, relate to, among other things, the launch of new products and our role in current network migration, the execution of a maintenance agreement with one of our RBOC customers, the recognition of revenue currently in our backlog, expected revenue generated from our Saudi Arabian contract with Lucent Technologies, and expected revenue and earnings results for the second quarter of 2005. The Company does not undertake any obligation to publicly update any forward-looking statements.

These forward-looking statements and other forward-looking statements contained in other public disclosures of the Company are based on assumptions that involve risks and uncertainties and are subject to change based on the considerations described below. These risks, uncertainties and other factors may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward looking statements. The Company wishes to caution each reader of this release to consider the following factors and certain other factors discussed herein and in past reports including, but not limited to, prior year Annual Reports and Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission (“SEC”). The factors discussed herein may not be exhaustive. Therefore, the factors discussed herein should be read together with other reports and documents that are filed by the Company with the SEC from time to time, which may supplement, modify, supersede or update the factors listed in this document.

•	Due to the Company’s dependence upon a few major customers for a majority of our revenues, the loss of any of these customers or continued decreases in the capital budgets of these customers would significantly reduce our revenues and net income. The capital budgets of our customers, are dictated by a number of factors, most of which are beyond our control, including:

•	the conditions of the telecommunications market and the economy in general;

•	subscriber line loss and related reduced demand for telecommunications services;

•	changes of shifts in the technology utilized in the networks;

•	disputes between our customers and their organized labor groups;

•	the failure to meet established purchase forecasts and growth projections;

•	competition among the RBOCs, CLECs and wireless and cable providers; and

•	reorganizations, including management changes, at one or more of our customers or potential customers.

If the financial strength of our major customers should deteriorate, or if they have difficulty acquiring investment capital due to any of these or other factors, a substantial decrease in our revenues would likely result.

•	A large portion of the Company’s sales are attributable to our core proprietary MCU technology, and those sales largely depend upon the rate of deployment of new, and the retrofitting of existing, Digital Loop Carrier (DLC) systems in the United States. Further, if our customers implement certain next generation network improvements that do not require the use of our MCU products, it could materially impact our MCU sales. If our major customers fail to continue to build-out their DSL networks and other projects requiring DLC deployments, or if we otherwise satisfy the domestic telecommunications market’s demand for MCUs, our future results would be materially and adversely affected.

•	The Company depends upon a relatively narrow range of products for the majority of our revenue. Our success in marketing our products is dependent upon their acceptance by our customers, which in some cases have their own proprietary requirements. The adoption of industry-wide standards, such as the HMS and DOCSIS cable standards, may result in the elimination of or reductions in the demand for many of our proprietary products, like our Cheetah head-end hardware products and other Cheetah products. Furthermore, if we are unable to forecast the demand for, and to develop new products or to adapt our existing products to meet, evolving standards and other technological innovations, or if our products and services do not gain the acceptance of our customers, there could be a negative effect on our future results.

•	Changes in the telecommunications or cable regulatory environment that, among other results, increase our costs of doing business, require our customers to share assets with competitors or prevent the Company or our customers from engaging in business activities they may wish to conduct, could significantly reduce the demand for our products and adversely affect our future results.

•	Although we seek to protect our technology through a combination of copyrights, trade secret laws, contractual obligations and patents, these protections many not be sufficient to prevent the wrongful appropriation of our intellectual property, nor will they prevent our competitors from independently developing technologies that are substantially equivalent or superior to our proprietary technology. If we are unable to successfully assert and defend our proprietary rights in the technology utilized in our products, or if third parties are able to successfully assert that our use of technology infringes upon the proprietary rights of others, our future results could be adversely affected.

•	Some of our products require technology that we must license from the manufacturers of systems with which our products must be compatible. If we are unable to obtain and retain these license agreements on favorable terms, there could be a material adverse effect on our business.

•	We depend upon a limited number of third party subcontractors to manufacture certain aspects of our products and we procure components from a limited number of outside suppliers. If we were to encounter a shortage of key manufacturing components from limited sources of supply, or experience manufacturing delays caused by reduced manufacturing capacity or integration issues related to our acquisition of the Cheetah product line, the loss of key assembly subcontractors or other factors, our ability to produce and ship our manufactured products and therefore our future results could be materially adversely affected.

•	We have recently completed, and we may pursue additional, acquisitions of companies, product lines and technologies, which acquisitions involve numerous risks, including the disruption of our business, exposure to assumed or unknown liabilities of the acquired target, and the failure to integrate successfully the operations and products of acquired businesses. Goodwill arising from acquisitions may result in significant charges against our operating results in one or more future periods. Furthermore, we may never achieve the anticipated results or benefits of an acquisition, such as increased market share or the successful development and sales of a new product. The effects of any of these risks could materially harm our business and reduce our future results of operations.

•	The carrying value of certain of our intangible assets, consisting primarily of goodwill related to our LoopCare software and Cheetah product line acquisitions from Lucent Technologies, Inc. and Acterna, LLC, could be impaired by changing market conditions. We are required under generally accepted accounting principles to review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. Goodwill is required to be tested for impairment at least annually. Factors that may indicate that the carrying value of our intangible assets may not be recoverable include a decline in stock price and market capitalization and lower than anticipated cash flows produced by such intangible assets. If our stock price and market capitalization decline, or if we do not realize the expected revenues from an intangible asset, we may be required to record a significant charge to earnings in our financial statements during the period in which any impairment of that intangible asset is determined.

•	Our future sales in international markets are subject to numerous risks and uncertainties, including local economic and labor conditions, political instability including terrorism and other acts of war or hostility, unexpected changes in the regulatory environment, trade protection measures, tax laws, our ability to market current or develop new products suitable for international markets, obtaining and maintaining successful distribution and resale channels and foreign currency exchange rates. Reductions in the demand for or the sales of our products in international markets could adversely affect future results.

•	Any significant product defect, error or failure could jeopardize our relationships with our customers, resulting in substantial costs for both the Company and our customers as well as the cancellation of orders, warranty costs, product returns and legal actions that could adversely affect our future results.

•	If third parties with whom we have entered into OEM and other partnerships should fail to meet their own performance objectives, customer demand for our products could be adversely affected, which would have an adverse effect on our revenues.

•	There is a trend for some of our customers to place large orders near the end of a quarter or fiscal year, in part to spend remaining available capital budget funds. Seasonal fluctuations in customer demand for our products driven by budgetary and other reasons can create corresponding fluctuations in period-to-period revenues, and we therefore cannot assure you that our results in one period are necessary indicative of our revenues in any future period.

•	The markets for some of our products are very competitive. Some of our competitors may have greater technological, financial, manufacturing, sales and marketing, and personnel resources than we have and may have an advantage in responding more rapidly or effectively to changes in industry standards or technologies and may better withstand the pricing pressures that increased competition may bring. If our introduction of improved products or services is not timely or well received, or if our competitors reduce their prices for products that are comparable to ours, demand for our products and services could be adversely affected.

•	The successful development of a secondary market for our products could negatively affect demand for our products, reducing our future revenues.

•	If the Company is unable to identify and hire the personnel that we need to succeed, or if one or more of our present key employees were to cease to be associated with the Company, our future results could be adversely affected.

•	The sales cycle for our software products is long, and the delay or failure to complete one or more large license transactions in a quarter could cause our operating results to fall below our expectations. Our software involves significant capital commitments by customers, even at the stage of an evaluation of the software products. Licensing of our software products often requires an extensive sales effort involving a significant number of customer personnel in various functional and geographic areas, each often having specific and conflicting requirements. A variety of factors, including actions by competitors and other factors over which we have little or no control, may cause potential customers to favor a particular supplier or to delay or forego a purchase.

•	We recently emphasized our network assurance and testing software solutions and cable status monitoring products, when we acquired the LoopCare software and Cheetah product lines in 2001 and 2003, respectively. A substantial portion of our research and development expenses currently relates to these products. We have adjusted our business model to focus heavily on our cable performance and status monitoring products. We are actively engaged in research to improve and expand our cable products, including research and development of VoIP solutions. Our cable products have lower margins than our MCU, LoopCare and DigiTest system products. If sales of our cable testing products do not increase or are not accepted in the marketplace, or if our research and development activities do not produce marketable products that are both competitive and accepted by our customers, our overall revenues and profitability will be adversely affected. In addition, although software products generally generate higher margin returns for us than our hardware products, the initial development costs of software applications, coupled with the inherent problems with pricing software sold to customers, can make it difficult to assess the potential profitability of new software products. Unless we acquire proprietary software, we must internally develop any new software products. Software development is a relatively expensive and lengthy process. In addition, because it is customary in our industry to sell perpetual enterprise licenses that cover an entire customer’s operations, it can be difficult to assess at the time of sale the exact price that we should charge for a particular license.

•	Although we evaluate our disclosure controls and procedures as of the end of each fiscal quarter, and have completed the process of reviewing and establishing internal control over financial reporting for the year ended December 31, 2004 in order to comply with SEC rules relating to internal control over financial reporting adopted pursuant to the Sarbanes-Oxley Act of 2002, we may not be able to prevent all instances of accounting errors or fraud in the future. Our controls and procedures do not provide absolute assurance that all deficiencies in design or operation of these control systems, or all instances of errors or fraud, will be prevented or detected. These control systems are designed to provide reasonable assurance of achieving the goals of these systems in light of legal requirements, our resources and nature of our business operations. These control systems remain subject to risks of human error and the risk that controls can be circumvented for wrongful purposes by one or more individuals in management or non-management positions. Our business could be seriously harmed by any material failure of these control systems.

•	Because our cable products generate lower margins for us than our proprietary MCU and software offerings, an increase in the percentage of our sales of cable-related products relative to our traditional products will result in lower profitability. Furthermore, as consolidations within the cable industry and the adoption of the DOCSIS standards have caused and could continue to cause pricing pressure as competitors lower product pricing, our revenues have been and may continue to be adversely affected. Although we have developed DOCSIS compliant hardware and our relationship with Alpha is one that we believe will prominently position us to succeed in the marketing of DOCSIS products, these DOCSIS products will likely generate lower margins than have historically been generated by our proprietary technology. As a result, as our business shifts from our higher margin proprietary products to lower margin cable offerings and standardized products for which we have competition, we will need to sell greater volumes of our products to maintain our profitability.

•	Our common stock price has been and is likely to continue to be highly volatile. The market price may vary in response to many factors, some of which are outside our control, including: general market and economic conditions; actual or anticipated variations in operating results; announcements of technological innovations, new products or new services by us or by our competitors or customers; changes in financial estimates or recommendations by stock market analysts regarding us or our competitors; announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments; announcements by our customers regarding end market conditions and the status of existing and future infrastructure network deployments; additions or departures of key personnel; and future equity or debt offerings or our announcements of these offerings. In addition, in recent years, the stock market in general, and The Nasdaq National Market and the securities of technology companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations have in the past and may in the future materially and adversely affect our stock price, regardless of our operating results. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against such company. Such litigation could result in substantial costs and a diversion of our management’s attention and resources that could harm our business.

•	We may from time to time be involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation matters are inherently unpredictable, and we cannot predict the outcome of any such matters. If we ultimately lose or settle a case, we may be liable for monetary damages and other costs of litigation. Even if we are entirely successful in a lawsuit, we may incur significant legal expenses and our management may expend significant time in the defense. An adverse resolution of a lawsuit or legal proceeding could negatively impact our financial position and results of operations.

™LoopCare is a trademark of Tollgrade Communications, Inc.
™Cheetah is a trademark of Tollgrade Communications, Inc.
® DigiTest is a registered trademark of Tollgrade Communications, Inc.
® MCU is a registered trademark of Tollgrade Communications, Inc.
® LIGHTHOUSE is a registered trademark of Tollgrade Communications, Inc.
All other trademarks referenced herein are the property of their respective owners.

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